Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

Starry Receives Notice of NYSE Trading Share Price Listing Rule Non-Compliance

The Company intends to cure the deficiency and return to compliance with NYSE listing standard

Boston, Mass. (November 14, 2022) – Starry Group Holdings, Inc. (NYSE: STRY) (the “Company” or “Starry”), a licensed fixed wireless technology developer and internet service provider, today announced that on November 8, 2022, it had received a deficiency letter from the New York Stock Exchange (the “NYSE”) notifying the Company that it is not in compliance with applicable price criteria in the NYSE’s continued listing standards because as of November 7, 2022, the average closing price of the Starry’s Class A Common Stock was less than $1.00 per share over a consecutive 30 trading-day period.

Pursuant to the NYSE’s rules, Starry has a six-month period following receipt of the deficiency letter to bring its share price and average share price back above $1.00. The NYSE rules require Starry to notify the NYSE within 10 business days of receipt of the NYSE notice of its intent to cure this deficiency. Starry plans to notify the NYSE of its intent to cure within the applicable time period.

Starry’s Class A Common Stock will continue to be listed and trade on the NYSE during this period, subject to Starry’s compliance with other NYSE continued listing standards. Starry’s receipt of the deficiency letter does not affect the Company’s business, operations or reporting requirements with the Securities and Exchange Commission.

About Starry Group Holdings, Inc.

At Starry (NYSE: STRY), we believe the future is built on connectivity and that connecting people and communities to high-speed, broadband internet should be simple and affordable. Using our innovative, wideband hybrid-fiber fixed wireless technology, Starry is deploying gigabit capable broadband to the home without bundles, data caps, or long-term contracts. Starry is a different kind of internet service provider. We’re building a platform for the future by putting our customers first, protecting their privacy, ensuring access to an open and neutral net, and making affordable connectivity and digital equity a priority. Headquartered in Boston, Starry is currently available in Boston, New York City, Los Angeles, Washington, DC, Denver and Columbus, OH. To learn more about Starry or to join our team and help us build a better internet, visit: https://starry.com.

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, express or implied forward-looking statements relating to our ability to maintain the listing of the Company’s Class A Common Stock on the New York Stock Exchange and our intention to consider alternatives to cure the NYSE continued listing requirement deficiency. These statements are neither promises nor guarantees but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.

Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include our limited remaining available cash, our ability to remain in compliance with and not in default under our credit facility, our potential inability to timely procure additional financing or other strategic options on favorable terms, or at all, our potential inability to realize the expected benefits of the announced reduction in force and other cost-cutting measures and the risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Investor Contact:

Ben Barrett, Starry

bbarrett@starry.com

investors@starry.com

Media Contact:

Mimi Ryals, Starry

mryals@starry.com

press@starry.com